Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") dated as of October 3, 2011 (the "Effective Date") is entered into by and among MobileBits Holdings Corporation, a Nevada corporation (the "Parent"), MB Pringo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the "Merger Sub"), and Pringo, Inc., a Delaware corporation (the "Company").

Recitals

WHEREAS, Parent, the Merger Sub and the Company entered into a Agreement and Plan of Merger, dated June 23, 2011 (the "Original Agreement"), pursuant to which the Merger Sub shall merge with and into the Company (the "Merger"), with the Company to be the surviving corporation of the Merger (the "Surviving Corporation"), on the terms and subject to the conditions of the Original Agreement and pursuant to the applicable provisions of the Delaware General Corporation Law ("Delaware Law");

WHEREAS, Section 5.18 of the Original Agreement provides that, prior to or immediately following the Closing Date, Parent shall, and the other parties shall use their reasonable best efforts to assist Parent to file an information statement with the SEC for the purposes including effecting an amendment to the Parent Certificate to change the name of Parent to "MB Pringo Corporation";

WHEREAS, the parties desire that, the plan of effecting an amendment to the Parent Certificate to change the name of Parent to "MB Pringo Corporation" be discarded, and the Original Agreement be so amended;

WHEREAS, Section 7.1(b) of the Original Agreement provides that the Original Agreement may be terminated by either Parent or the Company if the Merger shall not have been consummated prior to ninety (90) days after the date of the Original Agreement;

WHEREAS, the parties desire that, the Original Agreement be amended to reflect that the Original Agreement may be terminated by either Parent or the Company if the Merger shall not have been consummated prior to one hundred and eighty days (180) days after the date of the Original Agreement, instead of the ninety (90) days prescribed in the Original Agreement; and

WHEREAS, an amendment of the Original Agreement requires the approval of Parent, the Merger Sub and the Company by an instrument in writing signed on behalf of each of the parties;

Section 1.   Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Original Agreement.

Section 2.   Amendment to Original Agreement.

(a)   Section 5.18 of the Original Agreement is hereby amended and restated in its entirety as follows:

"5.18   Charter Amendment. Prior to or immediately following the Closing Date Parent shall, and the other parties shall use their reasonable best efforts to assist Parent to file an information statement with the SEC for the purpose of effecting an amendment to the Parent Certificate to increase the number of authorized shares of capital stock to 250,000,000 authorized shares (the "Charter Amendment"), and to cause the directors of Parent to be those individuals identified on Annex C to this Agreement. Parent shall effect the Charter Amendment as soon as practicable after the information statement becomes definitive."

(b)   Section 7.1(b) of the Original Agreement is hereby amended and restated in its entirety as follows:

"7.1(b)    By either Parent or the Company if the Merger shall not have been consummated prior to one hundred and eighty (180) days after the date of this Agreement (such date, the "Outside Date"); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;"

Section 3.   Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Original Agreement, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date, all references in the Original Agreement to "this Agreement", "hereto", "hereof', "hereunder" or words of like import referring to the Original Agreement shall mean the Original Agreement as amended by this Amendment. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Original Agreement and this Amendment, the provisions of this Amendment shall control and be binding.

Section 4.   Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

MOBILEBITS HOLDINGS CORPORATION

By:	/s/ Walter Kostiuk
Name:	Walter Kostiuk
Title:	Chief Executive Officer

MERGER SUB

MB PRINGO MERGER SUB, INC.

By:	/s/ Walter Kostiuk
Name:	Walter Kostiuk
Title:	Chief Executive Officer

Company

PRINGO, INC.

By:	/s/ Majid Abai
Name:	Majid Abai
Title:	Chief Executive Officer

[Signature Page to the Amendment No. 11